                           USAir, Inc.
                           EXHIBIT 99
                  AIRLINE OPERATING STATISTICS



                                    Three Months Ended March 31,
                                    ----------------------------
                                                         Better
                                     1994       1993     (Worse)
                                     ----       ----     -------
Revenue passengers (thousands) *    13,028     11,825     10.2 %

Revenue passenger miles ("RPMs")
 (millions) *                        8,390      7,927      5.8 %

Available seat miles ("ASMs")
 (millions) *                       14,214     14,249     (0.2)%

Passenger load factor 1) *            59.0 %     55.6 %    3.4 pts

Breakeven load factor 2)              66.7 %     58.0 %   (8.7)pts

Passenger revenue per ASM *          10.04 c    10.43 c   (3.7)%

Total revenue per ASM                10.98 c    11.20 c   (2.0)%

Cost per ASM                         11.89 c    11.29 c   (5.3)%

Yield (revenue per RPM) *            17.02 c    18.75 c   (9.2)%

Cost of fuel per gallon              54.51 c    59.80 c    8.8 %

Gallons of fuel consumed (millions)    285        281     (1.4)%


 *  Scheduled service only.

 c  cents.

1)   Passenger load factor is the percentage of aircraft seating capacity that is actually utilized
     (RPMs/ASMs).

2)   Breakeven load factor represents the percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for USAir to break even at the pretax income level.